Exhibit 10.1
THIS THIRD AMENDMENT TO THE FULTON FINANCIAL CORPORATION DEFERRED COMPENSATION PLAN, as restated December 1, 2015, is hereby adopted and effective, as set forth below.

WITNESSETH:

WHEREAS, Fulton Financial Corporation (herein called the “Principal Employer”), along with various of its subsidiaries, heretofore adopted a nonqualified deferred compensation plan for the benefit of eligible employees known as the Fulton Financial Corporation Deferred Compensation Plan (the “Plan”);

WHEREAS, Section 6.02 of the Plan provides that the Principal Employer has the right to amend the Plan through its Retirement Plans Administrative Committee (the “Committee”) if the Committee determines the amendment is helpful to the administration and operation of the Plan and is not expected to have a material financial impact on the liability of the Employers under the Plan; and

WHEREAS, the Principal Employer desires to amend the Plan to clarify that no domestic relations order will be applied to any Participant’s account under the Plan;
NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Committee by Section 6.02 of the Plan, the Plan is hereby amended, effective March 11, 2021, as follows:

1. Section 6.04 of the Plan is amended to add two new sentences to the end thereof, to read as follows:

For the avoidance of doubt, no portion of a Participant’s Account balance may be paid to another person under the terms of any domestic relations order issued pursuant to a State's domestic relations law (a “Domestic Relations Order”). Further, no Domestic Relations Order shall apply to divide, or change the payment timing of, any Account under the Plan.

IN WITNESS WHEREOF, this Third Amendment was duly executed on this 26th day of March, 2021.
FULTON FINANCIAL CORPORATION
RETIREMENT PLANS
ADMINISTRATIVE COMMITTEE
By: /s/ Bernadette M. Taylor
Bernadette M. Taylor
Senior Executive Vice President and
Chief Human Resources Officer